UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch and Robert L. Chioini (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2023 Annual Meeting of Stockholders scheduled to be held on December 1, 2023.

On November 16, 2023, the Kellner Group issued the press release that appears below and began mailing copies to AIM stockholders.

Kellner Group Urges Stockholders of AIM Immunotech to Vote Gold Card Now for Desperately Needed Change

Entrenched AIM Board Escalates Unconscionable Waste of Corporate Assets and Hostility to Stockholders

Stockholders Urged to Act Now Before the Board’s Reckless Spending and Self-Interested Behavior

Irreversibly Damage the Company

Stockholders Should Not Be Distracted by False and Misleading Statements by AIM

Kellner Group Owns 6.5% of Outstanding Shares, is Fully Aligned with Stockholders and Brings Skills,

Experience and Credibility Necessary for AIM to be Successful

New York, New York, November 16, 2023: Ted D. Kellner, Todd Deutsch and Robert L. Chioini (collectively, the “Kellner Group”) today issue the following statement in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM) and create value for stockholders. The Kellner Group is convinced that they have the experience to make AIM successful and that an immediate change in directors on the AIM board at this year’s annual meeting is absolutely necessary.

AIM Board’s Entrenchment Efforts and Wasteful Spending Have Reached Shocking New Levels

The current, entrenched AIM Board of William Mitchell, Stewart Appelrouth, Nancy Bryan and Tom Equels estimates it will spend an astonishing $7.8 million in connection with its proxy solicitation and the ongoing Delaware litigation this year. Last year, AIM’s legal and public relations expenses increased by approximately $5.0 million (that’s just the increase, not even the absolute amount) as it waged legal attacks on AIM stockholders and other individuals just to prevent stockholders from a simple vote in a fair election. Together with other entrenchment efforts this year (such as the oppressively burdensome advance notice bylaw amendments and renewed effort to pursue the Florida litigation against AIM’s largest stockholders and others), we estimate AIM’s incumbent Board has recklessly spent almost $15.0 million in the past two years on their self-interested campaign to avoid any accountability to stockholders. The fact that these corporate assets are wasted for the purpose of preventing a basic vote on who represents stockholders on the Board is unconscionable and a complete abdication of fiduciary duties and an attack on fundamental stockholder rights.

Stockholders should not let the incumbent Board mislead them – this egregious wasteful spending is an intentional strategy by the Board to entrench itself at all costs just so that it can keep enriching itself at stockholder expense.

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The Board initiated and continues to pursue the Florida litigation despite multiple dismissals and the potential for sanctions against AIM. The Board also still continues to make claims and incur costs in the Delaware litigation from 2022, which ended in substance last year.

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The entrenched Board undertook a significant effort in March 2023 to change the advance notice bylaws and make them substantially more burdensome and ambiguous than before, and included provisions specifically targeted at the Kellner Group and any AIM stockholders who would ever seek to bring accountability to the Board. The clear purpose, in our view, was to provide pretext to deny any nomination, no matter the disclosure provided, and it was inevitable that any nomination attempt would lead to more litigation.

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The incumbent Board has engaged in wasteful litigation conduct in the pending Delaware action with respect to this year’s nominations, issuing subpoenas to dozens of non-parties, including numerous friends and family members of the Kellner Group for no purpose other than harassment.

•	As if that is not enough, AIM has even threatened to our counsel that it would initiate additional litigation based on unspecified federal or state claims.

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Never, not once, has the entrenched Board made any attempt whatsoever to engage in dialogue to reach a mutual agreement or obtain an understanding of the true facts or do anything that might have avoided this destructive and wasteful path.

The Kellner Group is Fully Aligned with AIM Stockholders. The Incumbent Board is Not.

The incumbent Board and CEO Equels disingenuously claim that they are taking this unprecedented action of attacking stockholders and wasting millions of dollars in company money on lawyers to deny basic stockholder rights to “protect AIM shareholders and the Company”. Yet, Mr. Kellner and Mr. Deutsch are long-term stockholders who collectively own 6.5% of outstanding AIM stock – making them the largest stockholder or group of stockholders in the Company. They have collectively invested over $7 million in AIM stock and have each suffered a significant loss in value of their AIM investments under the watch of the incumbent Board. They are convinced that new, independent directors can save AIM and make it succeed, and they have no motivation other than to improve AIM’s fortunes for themselves and other stockholders, and there is no basis to suggest otherwise.

By stark contrast, the entire incumbent Board and management own less than 2% of outstanding AIM stock, excluding their stock options. Additionally, under the entrenched Board and Equels, AIM has lost 99% of its stock price value, has not obtained any FDA approvals for Ampligen and has lost approximately $100 million. And they are on track to have wasted $15 million just on trying to prevent AIM stockholders from exercising their basic rights to vote on a simple Board nomination at the annual meeting – the incumbent Board is spending more on entrenching itself than it is on research and development!

The facts show that AIM and Equels are misleading investors and they are clearly not protecting stockholders and the Company. Instead, they are wasting millions of dollars of Company money litigating against two of their largest stockholders who both have a far greater stake in AIM’s success than the entire AIM Board. We are convinced that the entrenched AIM directors are trying to prevent our director nominations at the 2023 annual meeting solely because they want to preserve their self-enrichment and continue to pay themselves outrageous sums of money at stockholder and Company expense. They have proven this by wasting millions upon millions of Company funds in their attempt to bully and sue AIM stockholders instead of dedicating resources to Company sponsored FDA approved clinical trials for Ampligen.

The entrenched AIM Board tries to further mislead by questioning the Kellner Group’s motivations because of the typical practice to seek reimbursement for expenses, while ignoring the fact that the incumbent AIM Board has already wasted multiples of millions more in corporate assets, which belong to stockholders and not the Board, in its scorched earth self-interested entrenchment campaign. Here is the key difference between the Kellner Group and the incumbent Board members – the Kellner Group members will take their fiduciary duties seriously, whereas the incumbent Board grossly breaches them. Any decision by the Kellner Group members to approve reimbursement as directors would be made only to the extent consistent with applicable fiduciary duties. Unfortunately for stockholders, the incumbent Board has already squandered a significant portion of AIM’s assets without any such consideration. The only chance now to stop this ongoing egregious waste of company assets is to elect the Kellner Group.

The reality is that the incumbent Board of Mitchell, Appelrouth, Bryan and Equels has seriously jeopardized the financial condition and prospects of the Company for their own personal gain because they have a minimal stake in AIM, whereas the Kellner Group is the largest group of stockholders with a substantial 6.5% stake in AIM and will do whatever is in the best interests of all stockholders to make AIM successful. AIM claims that allowing a fair election would be a hostile takeover and somehow deprive stockholders of value. This makes no sense – a fair election in which stockholders simply get to vote for their choice for candidates for the Board is not a hostile takeover. Stockholders will benefit from value creation initiated by the Kellner Group should they choose to elect us. It is only the incumbent Board who would lose its excessive compensation and benefits. If the incumbent Board members are not voted out now, we fear that they will have taken the Company past the point of no return and there will no value left to preserve.

AIM Continuously and Shamelessly Misleads Stockholders.

The incumbent Board is shameless in its attempts to mislead stockholders. After last year’s annual meeting, when it was clear that incumbent Board members had no meaningful support from stockholders and that the ASFV Committee nominees would have been easily elected, AIM announced in November 2022, “Corporate Governance Enhancements,” stating it would seek to add two independent directors and engage a nationally recognized independent compensation consultant to review executive compensation. This was to try and quell angry AIM stockholders who had just overwhelming voted against AIM’s incumbent directors and executive pay. But what did the incumbent Board actually do? It added just one director, who had a pre-existing relationship with the Company and Equels. This director was hand-picked by Equels and rubber-stamped by the other Board members and has fallen right in line. There was no search company engaged, and no legitimate process or attempt to find truly independent outside directors. And the executive compensation review? That was just a replay of the past, using an extremely limited data set and superficial analysis by the same small firm the Board has used before, including in connection with the massive increase in Equels’s compensation in 2020. AIM did not engage a new nationally recognized independent compensation consultant, conduct any sort of meaningful review or make any changes. The supposed “Corporate Governance Enhancements” never occurred – the press release was a smokescreen that only demonstrates the incumbent Board’s lack of respect and disdain for its stockholders.

The entrenched AIM Board is desperately trying to shift their massive failings and self-serving enrichment scheme from stockholder focus. Despite repeated false claims to the contrary by AIM, there is absolutely no one other than Mr. Kellner, Mr. Deutsch and Mr. Chioini who has any involvement in the Kellner Group’s efforts. The incumbent Board knows this to be fact but nonetheless has continued to name other individuals to spin intentionally false narratives to try and divert stockholder attention from the truth, namely the AIM Board’s numerous failures and total destruction of stock price under its watch. AIM can pay its lawyers and public relations firms to make as many fancy graphics as they want, but there is no truth to it nor conspiracy.

The entrenched Board goes so far as to try and smear the far superior experience and success of the Kellner Group’s more highly qualified director nominees, ignoring clear facts in favor of false narratives. AIM repeatedly and falsely claims that Mr. Chioini was fired for misconduct at Rockwell Medical, the company he founded and successfully led for over two decades, where he grew it to become the 2nd largest supplier in the US dialysate industry, led multiple clinical studies that achieved four FDA new drug approvals and secured license deals with two of the largest pharma companies in the world, leading to an approximately $1 billion valuation at its peak. The public record clearly shows Mr. Chioini and the Rockwell CFO filed a whistleblower and retaliation claim against conflicted directors and upon settlement agreement received a significant financial payout to resolve the issue. Meanwhile, Rockwell Medical’s stock price declined by more than 95% since Mr. Chioini’s departure.

The incumbent Board should look itself in the mirror and explain to its stockholders why it was very recently working closely with an individual subsequently charged with criminal and civil securities fraud arising out of clinical activities at another client and why this individual was quoted in several AIM press releases in the last couple of years. In December 2022, Kazem Kazempour, the founder and then CEO of Amarex, AIM’s contract research organization (then and now), was charged in a criminal indictment by the U.S. Department of Justice.

Dr. Kazempour was charged with one count of conspiracy, three counts of securities fraud, two counts of wire fraud, and one count of making a false statement arising out of activities related to Amarex’s former client CytoDyn Inc. At the same time, the SEC announced charges against Dr. Kazempour for alleged violations of federal securities laws. And Amarex itself is facing claims for very significant damages in the pending arbitration proceeding related to its alleged failure to perform its obligations and services under its agreements with CytoDyn. Yet Amarex continues to manage the Company’s phase 2 locally advanced pancreatic cancer trial and phase 2 post-COVID conditions trial. These are significant programs for AIM with expected costs totaling $14.6 million. These are not tangential relationships or events that occurred years ago – these recent events involve an individual and an organization involved in AIM’s fundamentally important clinical programs. No explanation has been given to stockholders.

AIM’s incumbent Board would like stockholders to believe that they are on the verge of success and any change in the Board would threaten that success. But the facts tell an entirely different story – the facts are that this this is an entrenched Board that has overseen a massive destruction of stockholder value, years of ineptitude, a lack of clinical progress and financial mismanagement, and that has a pattern of bullying and attacking stockholders in an effort to remain entrenched and avoid all accountability. And nothing will change so long as this Board is in control – just look at their recent self-interested actions and gross waste of millions of dollars to fight against basic stockholder rights.

The Need for Significant Change in the AIM Board is Clear.

AIM stockholders should focus on the facts and the incontrovertible truth that the incumbent Board has been an utter and complete failure.

The case for change in the AIM Board is simple:

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Massive Destruction in Stockholder Value. The price of AIM’s stock has declined by approximately 99% since Equels became CEO in February 2016 and Equels, Mitchell and Appelrouth assumed control of the Board later that same year. Both small cap stocks (Russell 2000 Index) and industry stocks (Nasdaq Biotechnology Index) have significantly appreciated over this time period. In order to avoid getting delisted from the NYSE American, AIM has undertaken reverse stock splits cumulating to a shocking ratio of 1-for-528 (a 1-for-12 reverse split in 2016 and a 1-for-44 reverse split in 2019)! If a stockholder invested $1,000 in AIM on the date Equels became CEO, that stockholder would have less than $10 today, close to a total loss. This has happened for a variety of reasons:

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Inadequate Clinical Progress. AIM has been developing Ampligen since 1987. Across parts of five different decades of clinical development work with Ampligen, AIM has failed to execute necessary clinical trials and generate meaningful regulatory approval or sales. Members of the incumbent Board have been involved with the Company for a significant portion of this period of time and importantly the last seven years of little to no progress and stockholder investment loss. Based on the massive destruction of the self-serving AIM Board, we believe that unless the Kellner Group nominees are elected to the Board, AIM remains a long way away from any realistic chance of meaningful regulatory approvals and commercialization due to a lack of focus, urgency and expertise in advancing clinical programs. R&D spending has been inadequate and outweighed by wasteful G&A spending in each of the last three years. In 2022, G&A spending of $13.1 million was almost double R&D spending of $7.0 million. While G&A spending was impacted by the almost $5.0 million in increased legal and public relations spending furthering entrenchment efforts in 2022, R&D spending actually declined, primarily due to a $1.7 million decrease in Company-sponsored clinical trials expense. This shows where the incumbent Board’s priorities lie. The lack of sufficient focus and investment on Company-sponsored clinical trials at AIM is a significant and recurring problem in our view.

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Financial Mismanagement. AIM has suffered significant net losses totaling approximately $100 million since the incumbent Board took control in 2016. To fund these losses, its excessive Board and management compensation and its self-interested entrenchment efforts as discussed above, AIM has relied on dumping massive amounts of stock into the market through ATM programs, creating a continued significant overhang on the stock price repelling potential institutional investors and diluting existing stockholders. In 2020 alone, for example, the Company issued over 20 million shares through its ATM program and outstanding shares increased by more than four times during the year (from 10.4 million shares outstanding at the beginning of the year to 42.2 million shares at the end of the year). Relying on ATM programs to such a significant degree, rather than developing true long-term demand among institutional investors, is irresponsible and destructive to stockholder value. And the situation will not improve while the incumbent Board remains in control and continues to attack its largest stockholders and waste assets – institutional investors simply will not invest in AIM until it has a Board that can act as a trusted steward of capital.

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Operational Failures. AIM’s operational failures and missteps under the oversight of the incumbent Board are numerous and disastrous. Without a clear strategy, funds are wasted in a variety of ways that do nothing to move Ampligen closer to regulatory approvals and commercialization. Some examples include: a loss of $2.3 million over the course of just a few months in late 2021/early 2022 attempting to pursue an intranasal therapy for cold and flu and failing to receive approval to even move forward with the testing and abandoning the program at a total loss; a loss of $1.7 million in 2022 on mutual fund investments (how this egregious mismanagement of company funds happens to a clinical stage biotechnology firm that needs to preserve and protect assets is not comprehensible to us); and losses of several million dollars over the past few years in a sale and lease back of its New Jersey facility, a subsequent buy back in 2021 at a significant loss of $2.7 million, and then a sale just a year later in 2022 for $1.0 million less than it paid the year prior.

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Total Lack of Proper Board Governance and Disregard for Stockholder Value. AIM has had a poison pill in effect for over 20 years since 2002. In 2023, the incumbent Board extended the poison pill until 2028, at which point the plan will have been in effect for 26 years. The Company has never obtained stockholder approval of the plan or even allowed a stockholder vote. The long-term extension in May 2023 followed two short-term extensions, in November 2022 and February 2023, purportedly so the Board could evaluate whether and for what duration and on what terms to further extend the plan. But no explanation was provided to stockholders why another long-term extension is appropriate or why they have not been given a chance to vote on it. Adoption and continued renewal of the pill without stockholder input is yet another entrenchment device deployed by the incumbent Board contributing to the destruction of stockholder value.

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Excessive Compensation and Total Disregard for Stockholder Views. In the past two years, AIM’s stockholders have overwhelmingly voted against the Company’s executive compensation, with say-on-pay approval rates in the very low 16% range which is among the absolute worst of the worst results for the entire universe of U.S. public companies. The greed of the incumbent Board and lack of responsiveness to stockholder input is blatant. Consider the following sequences of events:

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In October 2020, AIM saw deteriorating say-on-pay results, with 43% of votes cast against the proposal, more the double the negative feedback from the prior year. Yet just one month later, at a time when AIM’s stock price was already down 98% from the time Equels became CEO, the AIM Board awarded Equels a new employment agreement with massive compensation increases - $2.7 million in 2020 compensation, an outlandish severance package valued in the many millions (estimated at up to over $8.0 million at the end of 2021) and an entitlement to a 3% commission on licensing and sale transactions.

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In October 2021, unsurprisingly in the wake of Equels’s massive compensation increase, AIM’s say-on-pay vote failed spectacularly with only 16% approval. Yet AIM made no improvements to its compensation practices. Quite the opposite, months later, in March 2022, AIM decided to grant off-cycle option awards to directors and management. Although AIM disclosed that Equels declined such an award, he filed a Form 4 disclosing that he actually did receive an award and AIM has not been forthcoming about what actually happened.

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In November 2022, again unsurprisingly in the wake of previous events, AIM’s say-on-pay vote failed spectacularly once again with only 16% approval. AIM’s response was to issue the press release described above announcing they would engage a nationally recognized independent compensation consultant to review executive compensation. But the incumbent Board brazenly did not follow through – they used their prior small compensation consultant who had worked with them on the very executive compensation supposedly being reviewed to conduct a minimal review and no changes were made.

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And the abusive compensation practices at AIM go back a long way. Equels took over $2.0 million from the Company from 2012 to 2015 by claiming an entitlement to 5% of proceeds from ATM sales. This was due to a provision in his employment agreement at the time that gave him the right to a 5% bonus in connection with the sale of the Company or a substantial portion of its assets out of the ordinary course of business. Contorting this already overly generous provision beyond recognition to claim an unheard of benefit is a shocking display of greed and almost tantamount to corporate theft in our view.

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For AIM to have any chance of success, we believe that significant change in the Board is urgently needed. We do not believe stockholders (and potential investors, importantly) have any faith in the incumbent Board’s abilities or motivations.

We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital. Collectively, we believe we would bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT TED D. KELLNER, TODD DEUTSCH AND ROBERT L. CHIOINI.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2623

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.